Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Better Choice Company Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " 4                    " so that, as amended, said Article shall be and read as follows:

See attached.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18       day of  April      , 2019   .

By:  /s/ Damian Dalla-Longa

Authorized Officer

Title: Chief Executive Officer

Name: Damian Dalla-Longa

Print or Type

The Certificate of Amendment to the Certificate of Incorporation of Article 4:

The Company shall have authority to issue 88,000,000 shares of common stock, par value $0.001 per share and 4,000,000 shares of preferred stock, par value $0.001 per share with such rights, preferences and limitations as shall be established from time to time by the board of directors. This amendment shall not affect the outstanding Series E Convertible Preferred Stock which 2,900,000 shares are part of the 4,000,000 authorized shares of preferred stock.